Exhibit 10.8

Amended and Restated

Fifth Third Bancorp

1993 Stock Purchase Plan

The FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN (the “Plan”) is hereby amended and restated effective August 1, 2009 pursuant to the direction of the Board of Directors of Fifth Third Bancorp, an Ohio corporation (“Company”), subject to the approval of the shareholders of the Company. All capitalized terms not otherwise defined have the meaning set forth in Section 21 of this Plan.

1.	Purpose. The purpose of the Plan is to facilitate the purchase of the Company’s Common Stock by Company employees on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership will promote productivity and encourage continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

2.	Eligibility. Any full-time or part-time Employee of the Company or any Subsidiary who is at least eighteen years of age is eligible to participate in the Plan upon hire. The Company’s Directors and executive officers (as defined by the rules and regulations of the Securities and Exchange Commission) are not eligible to participate in the Plan

3.	Number of Shares of Common Stock Subject to Plan. The total number of shares of Common Stock that may be purchased under the Plan from and after January 1, 2004 shall not exceed, in the aggregate, 14,500,000 shares of Common Stock (subject to adjustment as set forth below). If the number of shares of Common Stock outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Board of Directors in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

4.

Participation; Payroll Deduction. Any eligible Employee may become a participant in the Plan by enrolling via the mechanism designated by the Company at any time. The enrollment mechanism will authorize and instruct the Company to deduct from the Employee’s Compensation each pay period a certain uniform dollar amount of Compensation as specified by the

Employee’s deduction authorization. All Payroll Deductions must be at least $5.00 per pay period. The maximum Payroll Deduction for each Participant is 10 percent of the Participant’s Compensation not to exceed $26,000 in any calendar year, provided the remaining Compensation of the Participant is sufficient to pay all payroll taxes, withholdings and any other payroll deductions. Payroll Deductions will be effective with pay checks issued not later than the second pay date following enrollment. Thereafter, the Payroll Deduction will be made on each pay day for each applicable pay period. The dollar amount of Payroll Deduction may be changed at any time and may be terminated at any time upon seven days’ prior notice via a change to the election on HR Direct Online bythe Participant.

5.	Purchase of Common Stock. As soon as administratively possible, usually the next business day, the Company will remit to the Custodian the total of all Payroll Deductions related to the immediately preceding pay period plus an additional amount payable by the Company equal to 15 percent of the total of all such payroll deductions. The Custodian will then apply such aggregate amount to the purchase in the open market, through securities brokers/dealers who are members of the National Association of Securities Dealers, Inc. and who are duly licensed to buy and sell securities in each state in which there are Participants, as many whole shares of Common Stock as may be purchased with such funds at the then prevailing Fair Market Value. Purchases of Common Stock will be completed as soon as administratively possible, usually the next business day, following receipt by the Custodian of such Payroll Deductions. Failure to so timely purchase Common Stock will not subject the Custodian to reimbursement for any damages a Participant might suffer as a result of any delay in purchasing Common Stock. On at least an annual basis, the Custodian will provide each Participant with a report as to the total number of shares of Common Stock allocated to his or her Account as of the last day of the reporting period.

6.

Custody; Delivery of Common Stock. Shares of Common Stock purchased under the Plan will be allocated to the respective Accounts of the Participants at the end of each pay period in proportion to the contributions made by each Participant. Allocations will be made in full shares and in fractional shares to the sixth decimal place. The Custodian will hold shares for the Common Stock purchased in its nominee name until any such shares are distributed to the Participant. Pursuant to section 11, upon written request of a Participant to the Company at any time, all or part of the whole shares of Common Stock credited to the Participant’s Account will be registered in the Participant’s name promptly and delivered to the Participant. Fractional shares will not be issued. Instead, fractional shares which have been credited to the Participant’s Account will be converted in to cash by the Custodian at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash. The Participant may also request, at any time, for all or part of their shares to be sold or transferred. There is a $.06 per share trading/execution fee ($15 minimum) to be paid by the participant if a request for a sale is made via the Custodian’s website and a $.06 per share ($40 minimum) fee for customer service assisted sales.

7.	Participant Rights in Common Stock. Each Participant will have all the rights of a shareholder of the Company with respect to the shares of Common Stock allocated to the Participant’s Account. Such rights include without limitation the right to vote such shares and the right to receive all distributions of cash or other property with respect to such shares. In addition, appropriate adjustments will be made in the number of shares credited to Participant’s Accounts to give effect to any stock dividends, stock splits, recapitalizations and similar changes.

8.	Dividend Reinvestment. Any cash dividends on the Common Stock, if and when declared and received by the Custodian with respect to shares held by the Plan, will be credited to the Participants in proportion to the number of shares of Common Stock held by the Custodian for the Participant’s Account on the dividend record date. Any cash dividends received by the Custodian with respect to Common Stock held under the Plan shall be applied toward the purchase for the Accounts of all Participants under the Plan of additional shares of Common Stock as soon as administratively possible, usually the next business day following the date of receipt of the dividend.

9.	Voting. All shares, including fractional shares, of Common Stock in each Participant’s Account will be voted in accordance with proxy instructions duly delivered to the Custodian by the respective Participant. Each Participant may instruct the Custodian how to vote the shares credited to the Participant’s Account and the Custodian will vote such shares accordingly. In the event no voting instructions are provided, the Custodian shall vote the shares in the same proportion as the shares held under the Plan for which the Custodian receives voting instructions.

10.	No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the Payroll Deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

11.

Suspension of Payroll Deductions. Pursuant to section 6, a Participant may request the transfer of all or a portion of his or her whole shares in the Plan from such Participant’s Account. Upon such request, the Participant’s Payroll Deductions shall be suspended for a period of six months commencing on the date the shares are transferred to the Participant. Upon the expiration of the six-month suspension period, the Employee may re-enroll in the Plan by enrolling on HR Direct Online pursuant to section 6. Notwithstanding the foregoing, a Participant may request delivery of the shares in his or her

Account for the purpose of exercising stock options, as granted by Fifth Third Bancorp under its stock option plans, without becoming subject to a suspension period. As contemplated by Section 15, the Company’s Board of Directors has designated the Pension and Profit Sharing Committee the Administrator of the Plan. The Administrator may from time to time also adopt other rules and procedures relating to partial terminations and/or other matters.

12.

Termination of Participation. A Participant’s participation in the Plan shall terminate on the Participant’s pay date for the pay period in which one of the following occurs: (a) a Participant’s death or termination of employment; (b) discontinuance of the Plan by the Company; or (c) the Participant’s written election to terminate participation in the Plan is received by the Company. Within 90 days following termination, a Participant may elect to sell, transfer or certificate the shares credited to the Participant’s Account. There is a $.06 per share ($15 minimum) fee to be borne by the participant for all sales via the Custodian’s website. Customer service assisted sales are $.06 per share ($40 minimum), to be borne by the participant. If no election has been made on or before the 90th day following the Participant’s termination, the total number of whole shares of Common Stock credited to the Participant’s Account will be transferred to the Participant or in the event of death to the Participant’s legal representative. The Custodian will deliver these shares to the Participant or legal representative promptly. Fractional shares which have been credited to the Participant’s Account will be converted in to cash by the Custodian at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash. If such request to terminate falls between the record date and payable date of a dividend or stock split, the transfer of whole shares and the sale of fractional shares will be processed after the payable date of the dividend.

13.	Designation of Custodian. The Company has designated AST Equity Plan Solutions, a division of American Stock Transfer and Trust Company, LLC, as the Custodian subject to the Company’s right to terminate the designation at any time and appoint a successor Custodian.

14.	Plan Expenses. The charges of the Custodian and all costs of maintaining records, administering the Plan and executing transfers by the Custodian will be borne by the Company with the exception of trading/execution fees via the Custodian’s website which are $.06 per share ($15 minimum) or customer service assisted trading/execution fees of $.06 per share ($40 minimum). These fees are to be borne by the Participant.

15.

Administration of Plan. The Board of Directors of the Company shall appoint the Pension and Profit Sharing Committee to serve as Administrator of the Plan. The duties of the Administrator will be to announce the existence of the Plan; to provide employees with copies of the Plan and Payroll Deduction authorization instructions; to supervise Payroll Deductions; to forward Payroll Deductions to the Custodian; to provide the Custodian with names and addresses of employees to facilitate communications regarding the Plan; and, if requested by the Custodian, to address and distribute communications to employees from the Custodian.

The Board of Directors of the Company shall be vested with full authority to make and interpret all rules and regulations as it deems necessary for the Administrator to administer the Plan. Any determination, decision or act of the Board of Directors with respect to any action in connection with the construction, interpretation, or application of the Plan shall be final and binding upon all Employees, Participants, and all persons claiming under or through them.

16.	Limitation of Activities. Neither the Administrator nor any other employee or representative of the Company or a Subsidiary shall solicit Employees to participate in the Plan, render investment advice of any kind or perform any function or activity relative to the Plan except the specified duties of the Administrator set forth in paragraph 15 above. All questions of Participants regarding administration of the Plan shall be directed solely to the Administrator, and any questions relating to investment advice shall be directed solely to the Participant’s personal advisors.

17.	Term of Plan; Amendments. The Plan is effective on the date hereof and has no fixed expiration date, however, the Plan may be amended or discontinued by the Board of Directors of the Company at any time. The Plan is intended to be a permanent program, but the Board or Directors of the Company shall have the right at any time to declare the Plan terminated completely as to it or as to any Subsidiary. No amendment may make any change in any right previously granted which would adversely affect the rights of any Participant.

18.	Nonguaranty of Employment. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company or any Subsidiary and any Employee, or consideration for an inducement or a condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with or restrict the right of the Company or any Subsidiary, which right is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Participation in the Plan will not give any Employee any right or claim to any benefits hereunder except to the extent such right has specifically become fixed under the terms of the Plan.

19.	Governmental Approvals. Implementation and continuation of the Plan and the transactions contemplated hereby shall be subject to the Company obtaining any registration or qualification under any federal or state law or obtaining the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the operation of the Plan.

20.	Section Headings. Section headings are provided herein for convenience only and are not to serve as the basis for interpretations or construction of the Plan.

21.	Definitions:

(a)	Account — means that separate account maintained for each Participant under the Plan, which account shall be credited with the Participant’s Payroll Deduction, charged for the purchases of Common Stock for that Participant under the Plan, and allocated that number of shares of Common Stock as have been acquired with Payroll Deductions contributed by the Participant. Each Account shall be the property of the Participant for whom it is maintained and shall be nonforfeitable at all times.

(b)	Business Day — means a day in which the, NASDAQ Global Select Market System, or such other market system or exchange on which the Common Stock is then primarily traded, is open for business.

(c)	Common Stock — means the common stock, no par value, of the Company.

(d)	Compensation — means the Employee’s “Benefits Salary” as that term is defined from time to time by the Compensation Committee of the Board of Directors of the Company.

(e)	Custodian — means that person or entity appointed by the Company in its sole discretion from time to time to take responsibility for safekeeping of the funds paid in to the Plan and of the Common Stock purchased under the Plan.

(f)	Employee — means an individual who renders services to the Company or any Subsidiary as a common law employee or officer (i.e., a person whose wages from the Company or any Subsidiary are subject to federal income tax withholding). A person rendering services to the Company or any Subsidiary as an independent contractor is not an Employee.

(g)	Fair Market Value — means the price(s) at which the Custodian is able to purchase Common Stock on the NASDAQ Global Select Market System,

or such other market system or exchange on which the Common Stock is then primarily traded, on the purchase date.

(h)	Participant — means any Employee who is eligible to participate in the Plan and who authorizes Payroll Deductions under the Plan pursuant to Section 4 of the Plan.

(i)	Payroll Deduction — means the amount of Compensation authorized by a Participant to be deducted from his Compensation under the Plan.

(j)	Subsidiary — means any corporation, partnership, trade or business which is wholly owned, directly or indirectly, by the Company.

Executed as of August 1, 2009

FIFTH THIRD BANCORP

By:	/s/ Kevin T. Kabat
Kevin T. Kabat
President & Chief Executive Officer